Exhibit 10.5

AMENDMENT AND NOVATION TO EMPLOYMENT AGREEMENT

This Amendment (this “Amendment”) to the Employment Agreement, dated as of September 30, 2011 (the “Agreement”), by and among (i) LDiscovery, LLC, a Delaware limited liability company (“LDiscovery”) (ii) KLDiscovery Ontrack, LLC, a Minnesota limited liability company (“KLDiscovery”) and (iii) Christopher Weiler (“Employee”), is entered into as of September 30, 2020 (the “Amendment Date”).  All capitalized terms used in this Amendment and not otherwise defined herein shall have the respective meanings given to such terms in the Agreement.

RECITALS

WHEREAS, LDiscovery de facto novated the Agreement to KLDiscovery on or around January 1, 2019 as part of a re-organization of human resources systems and all parties wish to formalize the novation.

WHEREAS, the Employee’s base salary on January 1, 2019 was $500,000 (“Annual Base Salary”) but has since been reduced voluntarily by the Employee four (4) times on: (i) April 15, 2019 to $490,000; (ii) on February 24, 2020 to $400,000; (iii) on April 23, 2020 to $350,000; and (iv) on July 31, 2020 to $300,000, (collectively items (i) to (iv) shall be deemed the “Voluntary Reductions”).

WHEREAS, pursuant to a resolution of the Board of Directors of KLDiscovery Inc. f/k/a Pivotal Acquisition Corp. (the “Parent”) on December 19, 2019, the Parent desires KLDiscovery to enter into specific severance arrangements with Employee upon a qualifying termination event.

WHEREAS, KLDiscovery and Employee agree that the terms of the Agreement shall be amended so that the terms of this Amendment shall apply from the Amendment Date upon a qualifying termination event.

AMENDMENT

NOW, THEREFORE, in consideration of the covenants, promises and representations set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows from the Amendment Date:

1.	The first sentence of Section 1(b) of the Agreement shall be deleted and be replaced by the following sentence:

General.  Employee and KLDiscovery agree that Employee’s employment pursuant to this Agreement shall commence on the Effective Date and end on the third anniversary of the Amendment Date (the “Outside Date”), unless earlier terminated in accordance with Section 3; provided that, commencing on each anniversary of the Outside Date, the Term (as defined below) shall automatically be extended for one (1) year unless either Party has given written notice of non-renewal to the other Party at least ninety (90) days prior to the then-scheduled expiration of the Term (as defined below).

2.	Section 3(d) of the Agreement shall be deleted and be replaced by new Sections 3(d), 3(e) and 3(f) set out below, and the remainder of Section 3 shall be deemed renumbered as appropriate:

(d)In the event that Employee’s employment is terminated by KLDiscovery without Cause (other than due to death or Disability) or by Employee for Good Reason (either, a “Qualifying Termination”), then, subject to Employee’s execution and non-revocation of a general release of claims against KLDiscovery and agreement to continue compliance with the restrictive covenant obligations set out in Sections 4 and 5 of the Agreement(the “Release”), on or before the 21st day following Employee’s Separation from Service,, Employee will be entitled to receive, in addition to the payments and benefits set out in Section 3(c) above:

(i) an amount in cash equal to Employee’s Annual Base Salary, payable in the form of salary continuation in regular installments over the 12-month period following the date of Employee’s Separation from Service (the “Severance Period”) in accordance with KLDiscovery’s normal payroll practices;

(ii) a cash payment equal to the annual bonus earned by Employee for performance during KLDiscovery’s fiscal year in which the Date of Termination occurs (with any subjective criteria treated as being achieved at not less than target performance) multiplied by a fraction (i) the numerator of which is the number of days Employee was employed by KLDiscovery in KLDiscovery’s fiscal year in which the Date of Termination occurs, over (ii) 365, which cash payment shall be paid to Employee no later than March 15th of the calendar year following the calendar year in which the Date of Termination occurs (the “Pro-Rated Bonus”).  For the avoidance of doubt, the reference in section 3(c)(v) to “earned but unpaid bonus” is a reference to prior years bonus which Employee is entitled but which has not been paid by KLDiscovery and is not affected by any reference to annual bonus in this section 3(d)(ii) which relates to annual bonus in the fiscal year in which the Date of Termination occurs and which has not yet been “earned”; and

(iii) if Employee elects to receive continued medical, dental or vision coverage under one or more of KLDiscovery’s group healthcare plans pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), KLDiscovery shall directly pay, or reimburse Employee for, the COBRA premiums for Employee and Employee’s covered dependents under such plans during the period commencing on Employee’s Separation from Service and ending upon the earliest of (X) the last day of the Severance Period, (Y) the date that Employee and/or Employee’s covered dependents become no longer eligible for COBRA or (Z) the date Employee becomes eligible to receive healthcare coverage from a subsequent employer (and Employee agrees to promptly notify KLDiscovery of such eligibility).  Notwithstanding the foregoing, if KLDiscovery determines in its sole discretion that it cannot provide the foregoing benefit without potentially violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act) or incurring an excise tax, KLDiscovery shall in lieu thereof provide to Employee a monthly payment in an amount equal to the monthly COBRA premium that Employee would be required to pay to continue Employee’s and Employee’s covered dependents’ group health coverage in effect on the Date of Termination (which amount shall be based on the premium for the first month of COBRA coverage and which shall be “grossed up” for tax such that the Employee shall be in the same financial position as if KLDiscovery was able to directly pay the benefits in this section 3(d)(iii)), less the amount Employee would have had to pay to receive group health coverage for Employee and his or her covered dependents based on the cost sharing levels in effect on the Date of

Termination, which payments shall be made regardless of whether Employee elects COBRA continuation coverage and shall commence in the month following the month in which the Date of Termination occurs and shall end on the earlier of (X) the last day of the Severance Period, (Y) the date that Employee and/or Employee’s covered dependents become no longer eligible for COBRA or (Z) the date Employee becomes eligible to receive healthcare coverage from a subsequent employer (and Employee agrees to promptly notify KLDiscovery of such eligibility).

(e)In lieu of the payments and benefits set forth in Section 3(d), in the event Employee incurs a Qualifying Termination, in any case, within the period beginning on the date ninety (90) days prior to a Change in Control (as defined in the KLDiscovery Inc. 2019 Incentive Award Plan (the “Plan”)) and ending twelve (12) months following the date of a Change in Control, then, subject to Employee signing on or before the 21st day following Employee’s Separation from Service, and not revoking, the Release, Employee shall receive, in addition to payments and benefits set forth in Section 3(c), the following:

(i) an amount in cash equal to 1.5 times the sum of (A) the Annual Base Salary plus (B) Employee’s target annual bonus for the fiscal year in which the Date of Termination occurs, payable in a lump sum within thirty (30) days following Employee’s Separation from Service; provided, however, in the event the Qualifying Termination occurs within ninety (90) days prior to a Change in Control, the amounts specified in this section 3(e)(i) shall be paid over the Severance Period in accordance with KLDiscovery’s normal payroll practices instead of in a lump sum;

(ii) the benefits set forth in Section 3(d)(iii), provided that, for purposes of determining the benefits thereunder, the term “Severance Period” shall mean the 18-month period following the date of Employee’s Date of Termination; and

(iii) all unvested equity or equity-based awards held by Employee under any equity compensation plans of KLDiscovery or its parents or subsidiaries (including the Plan) that vest solely based on the passage of time shall immediately become 100% vested (for the avoidance of doubt, with any such awards that vest in whole or in part based on the attainment of performance-vesting conditions being governed by the terms of the applicable award agreement).

3(f)Any payments to Employee for severance as set out in Sections 3(d) and 3(e) above shall be subject to applicable withholdings required by law.

3.	A new Section 10(m) shall be added to the Agreement and shall read as follows:

(m)Parachute Payments.

(i) Notwithstanding any other provisions of this Agreement, in the event that any payment or benefit by KLDiscovery or otherwise to or for the benefit of Employee, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (all such payments and benefits, including the payments and benefits under Section 3(d) and Section 3(e) hereof, being hereinafter referred to as the “Total Payments”), would be subject (in whole or in part) to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then the Total Payments shall be reduced (in the order provided in Section 10(m)(ii) to the minimum extent necessary to avoid the imposition of the Excise Tax on the Total Payments, but only if (i) the net amount of such Total Payments, as so reduced (and after subtracting the net amount of federal, state and local income and employment taxes on such reduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such reduced Total Payments), is greater than or equal to (ii) the net amount of such Total Payments without such reduction (but after subtracting the net amount of federal, state and local income and employment taxes on such Total Payments and the amount of the Excise Tax to which Employee would be subject in respect of such unreduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such unreduced Total Payments).

(ii) The Total Payments shall be reduced in the following order:  (i) reduction on a pro-rata basis of any cash severance payments that are exempt from Section 409A, (ii) reduction on a pro-rata basis any non-cash severance payments or benefits that are exempt from Section 409A, (iii) reduction on a pro-rata basis of any other payments or benefits that are exempt from Section 409A, and (iv) reduction of any payments or benefits otherwise payable to Employee on a pro-rata basis or such other manner that complies with Section 409A; provided, in case of clauses (ii), (iii) and (iv), that reduction of any payments attributable to the acceleration of vesting of Company equity awards shall be first applied to Company equity awards that would otherwise vest last in time.

(iii) All determinations regarding the application of this Section 10(m) shall be made by an accounting firm or consulting group with experience in performing calculations regarding the applicability of Section 280G of the Code and the Excise Tax selected by KLDiscovery (the “Independent Advisors”).  For purposes of determinations, no portion of the Total Payments shall be taken into account which, in the opinion of the Independent Advisors, (i) does not constitute a “parachute payment” within the meaning of Section 280G(b)(2) of the Code (including by reason of Section 280G(b)(4)(A) of the Code) or (ii) constitutes reasonable compensation for services actually rendered, within the meaning of Section 280G(b)(4)(B) of the Code, in excess of the “base amount” (as defined in Section 280G(b)(3) of the Code) allocable to such reasonable compensation.  The costs of obtaining such determination and all related fees and expenses (including related fees and expenses incurred in any later audit) shall be borne by KLDiscovery.

(iv) In the event it is later determined that a greater reduction in the Total Payments should have been made to implement the objective and intent of this Section 10(m), the excess amount shall be returned immediately by Employee to KLDiscovery.

4.

It is acknowledged and accepted by all Parties to this Agreement that the Voluntary Reductions shall have no effect in determining the applicable payments set out in this Amendment and that Employee’s Base Salary shall be as set out in this Agreement or such other adjusted and permanent Base Salary approved by the Board of Directors of the Parent.

5.

It is further acknowledged that the Amendment to Employment Agreement dated November 23, 2015 between Employee and LDiscovery (“2015 Amendment”) shall continue with full force and effect and nothing in this Agreement modifies or varies the terms of the 2015 Amendment.

6.

As of the Amendment Date, Employee and LDiscovery agree to release each other and waive all rights and liabilities against each other from such date, and Employee and KLDiscovery agree to be bound by the terms of the Agreement from the Amendment Date as if both parties were the original contracting parties to the Agreement.

7.	Except as expressly set forth above, all other terms and conditions of the Agreement remain in full force and effect and shall not otherwise be varied by the terms of this Amendment.

8.

This Amendment constitutes a written modification of the Agreement pursuant to Section 10(f) of the Agreement and is duly authorized by an officer of KLDiscovery and the Employee.  The provisions of Section 10(a) and 10(i) shall govern this Amendment, to the fullest extent applicable, and are hereby incorporated into this Amendment.

[Signature Page Follows]

IN WITNESS WHEREOF, each of the parties hereto has caused this Amendment and Novation to be duly executed as of the date first above written.

KLDISCOVERY ONTRACK, LLC

By: /s/ Andrew Southam

Name:  Andrew Southam

Title:     General Counsel

LDISCOVERY, LLC

By: /s/ Andrew Southam

Name:  Andrew Southam

Title:     General Counsel

/s/ Christopher Weiler